500 Laurel St. Baton Rouge, LA 70801 P: 225.248.7600	EXHIBIT 99.1

FOR IMMEDIATE RELEASE January 5, 2026	Misty Albrecht b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. Completes Acquisition of Progressive Bank

BATON ROUGE, La., – January 5, 2026 – Business First Bancshares, Inc. (Nasdaq: BFST) (“Business First”), the holding company for b1BANK, announced today the successful completion of its previously announced acquisition of Progressive Bancorp, Inc. (“Progressive”) and its wholly-owned bank subsidiary, Progressive Bank.

“We love this opportunity to build upon the investments we’ve made for many years in this important part of our footprint,” said Jude Melville, chairman, president and CEO of Business First. “Our teams have known each other for a long time and, given the similar cultural approaches and priorities of our respective organizations, it feels to me very much like coming home. We look forward to contributing to North Louisiana’s success by together serving clients across the region more deeply than either of us could on our own.”

The acquisition increases Business First’s total assets to approximately $8.7 billion with more than $6.6 billion in total loans and $7.2 billion in deposits, and expands b1BANK’s presence across Louisiana, including nine additional North Louisiana locations. As of September 30, 2025, Progressive reported total assets of $752 million, deposits of $669 million and total equity capital of $70 million.

Upon completion of the transaction, George Cummings III, Progressive’s chairman and CEO, joined both the b1BANK and Business First Bancshares, Inc. boards of directors. David Hampton, Progressive’s president, joined b1BANK as vice chairman of the North Louisiana market.

Under the terms of the definitive agreement, Progressive shareholders received shares of Business First common stock and cash in lieu of fractional shares as merger consideration. Additional information regarding the transaction is available in prior disclosures filed with the Securities and Exchange Commission (“SEC”).

Raymond James & Associates, Inc. acted as financial advisor, and Hunton Andrews Kurth LLP served as legal counsel to Business First. Mercer Capital Management, Inc. served as financial advisor, and Munck Wilson Mandala, LLP served as legal counsel to Progressive.

500 Laurel St. Baton Rouge, LA 70801 P: 225.248.7600	EXHIBIT 99.1

About Business First Bancshares Inc.

As of September 30, 2025, Business First Bancshares, Inc. (Nasdaq: BFST), through its banking subsidiary b1BANK, has $8.0 billion in assets and $5.7 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson LLC (SSW), not including $0.9 billion of b1BANK assets managed by SSW. b1BANK operates banking centers and loan production offices in markets across Louisiana and Texas, providing commercial and personal banking products and services. b1BANK is a 2024 Mastercard “Innovation Award” winner and multiyear winner of American Banker Magazine’s “Best Banks to Work For.” Visit b1BANK.com for more information.

Additional Information

For additional information on Business First, you may obtain Business First’s reports that are filed with the SEC free of charge by using the SEC’s EDGAR service on the SEC’s website at www.sec.gov or by contacting the SEC for further information at 1-800-SEC-0330. Alternatively, these documents can be obtained free of charge from Business First by directing a request to: Business First Bancshares, Inc., 500 Laurel Street, Suite 100, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary.